Fortress

Discussion Materials

Table of Contents

1. Discussion Topics

Discussion Topics

- Introduction of Working Parties
  - Pacific Alliance Group
  - Citi
  - Cleary, Gottlieb, Steen & Hamilton
- Appointment of Other Professional Advisors
  - Cayman Counsel
  - PRC Counsel (if deemed necessary)
- Pre-proposal Milestone Timetable
- Status of Draft Documentations
  - Non-binding Offer Letter
  - Consortium Agreement / Voting Agreement
  - Schedule 13D
- Valuation
  - Historical Trading
  - Comparable Companies Trading
  - Precedent Transactions
  - DCF Analysis
  - IFA Checklist

2. Update on Sector and Company Valuations

Share Price Performance Since NASDAQ Listing



Share Price ($)
Volume ('000)
10.0
9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
3,500.0
3,000.0
2,500.0
2,000.0
1,500.0
1,000.0
500.0
0.0
Placement Price - $7.00
$6.96
$6.92
$6.63
$6.34
$5.50
$5.19
$5.26
17-Dec-09
30-Jan-10
16-Mar-10
30-Apr-10
14-Jun-10
29-Jul-10
11-Sep-10
26-Oct-10
10-Dec-10
24-Jan-11
10-Mar-11
Volume ('000)
Price
Since Completion of Merger
L1Y VWAP
L6M VWAP
L3M VWAP
L1M VWAP
VWAP Since Placement

Premiums Paid in Going Private Transactions Since 2000

1- Day Premium

	Total	Going Private (And MBO)	Minority Squeezeout	Special Committee (1)
# of Deals	107	44	63	88
Mean	33.9%	33.5%	34.2%	33.8%
Median	31.6	32.2	29.4%	32.5%



40%
20%
0%
% of Deals
12%
9%
14%
15%
21%
20%
21%
20%
15%
14%
16%
14%
16%
18%
14%
15%
36%
39%
35%
36%
Less than 10%
10% - 20%
20% - 30%
30% - 40%
Over 40%
% Premium
All Deals
Going Private (and MBO)
Minority Squeezeout
Special Committee

1- Month Premium

	Total	Going Private (And MBO)	Minority Squeezeout	Special Committee (1)
# of Deals	107	44	63	88
Mean	36.3%	36.9%	35.9%	37.4%
Median	31.9	34.3	28.1%	31.5%



40%
20%
0%
% of Deals
12%
7%
16%
13%
15%
16%
14%
14%
19%
14%
22%
20%
24%
34%
17%
23%
30%
30%
30%
31%
Less than 10%
10% - 20%
20% - 30%
30% - 40%
Over 40%
% Premium
All Deals
Going Private (and MBO)
Minority Squeezeout
Special Committee

Source: Securities Data Corporation, Deal Intelligence System.

Note: Includes: $500mm + U.S. going private transactions (including MBO's) since 2000 (where over 50% of outstanding shares were purchased) and $100mm+ U.S. minority squeeze outs since 2000. Premiums calculated based on final offer price.

Note: For all deals – Premium vs. 52-Week High: .5% (average), 4.9% (median); Premium vs. 52-Week Low: 91.9% (average), 69.8% (median).

(1) Includes minority squeezeouts, MBOs, and going private transactions in which a Special Committee was formed.

Implied Valuation

		Current [1]	Share Price Premium					
			30.0 %	33.1 %	35.0 %	40.0 %	45.0 %	50.0 %
Implied Share Price		5.26	6.84	7.00	7.10	7.36	7.63	7.89
Premium to:								
VWAP Since Placement	6.34	(17.0)%	7.9 %	10.4 %	12.0 %	16.2 %	20.3 %	24.5 %
L1M VWAP	5.19	1.3 %	31.8 %	34.9 %	36.8 %	41.9 %	47.0 %	52.0 %
L3M VWAP	5.50	(4.4)%	24.3 %	27.2 %	29.1 %	33.9 %	38.6 %	43.4 %
L6M VWAP	6.63	(20.7)%	3.2 %	5.6 %	7.1 %	11.1 %	15.1 %	19.0 %
L1Y VWAP	6.96	(24.5)%	(1.8)%	0.5 %	2.0 %	5.8 %	9.5 %	13.3 %
VWAP Since NASDAQ Listing	6.92	(23.9)%	(1.1)%	1.2 %	2.7 %	6.5 %	10.3 %	14.1 %
52-Week Low	4.53	16.1 %	51.0 %	54.5 %	56.8 %	62.6 %	68.4 %	74.2 %
52-Week High	8.73	(39.7)%	(21.7)%	(19.8)%	(18.7)%	(15.6)%	(12.6)%	(9.6)%
Median Analyst Target	8.60	(38.8)%	(20.5)%	(18.6)%	(17.4)%	(14.4)%	(11.3)%	(8.3)%
Market Cap [2] (m)		314.9	409.3	419.0	425.1	440.8	456.5	472.3
Equity Value [3] (m)		315.6	418.9	429.6	436.4	453.9	471.4	488.9
Minority Interest		7.3	7.3	7.3	7.3	7.3	7.3	7.3
Enterprise Value (m)		503.5	606.8	617.5	624.3	641.8	659.3	676.8
Funding Requirement		-	101.1	104.4	106.4	111.7	117.0	122.3
Implied Multiples [4]								
EV / 2011E EBITDA	74.6	6.7 x	8.1 x	8.3 x	8.4 x	8.6 x	8.8 x	9.1 x
EV / 2012E EBITDA	96.7	5.2 x	6.3 x	6.4 x	6.5 x	6.6 x	6.8 x	7.0 x
2011E P / E	0.77	6.8 x	8.9 x	9.1 x	9.2 x	9.5 x	9.9 x	10.2 x
2012E P / E	0.83	6.4 x	8.3 x	8.5 x	8.6 x	8.9 x	9.2 x	9.6 x

Notes:
(1) Market data as of 10 Mar, 2011
(2) Based on 59.9m shares oustanding
(3) Reflects impact of options oustanding - Assumes forced exercise of outstanding options and warrants upon take private.
(4) Estimates as per Reuters Consensus.

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Trading Comparables: Global Electrical Retailers

USD millions	Market Cap.	Firm Value	% Free Float	Price / Earnings Mar-12	Price / Earnings Mar-13	EV / EBITDA Mar-12	EV / EBITDA Mar-13	P / E / G Mar-12	2011 - 2013 CAGR Sales	2011 - 2013 CAGR EBITDA	2011 - 2013 CAGR EPS	2011 EBITDA Margin	Net Debt / 2011 EBITDA
Fortress	316	504	22.4%	6.4x	5.1x	5.2x	4.5x	0.4x	16.3%	22.9%	15.8%	7.2%	2.4x
Greater China Electrical Retailers													
Suning Appliance Co. Ltd.	15,302	14,267	50.7%	18.7x	17.0x	12.3x	11.5x	1.0x	16.1%	16.2%	17.8%	7.9%	NC
GOME Electrical Appliances Holding Ltd.	6,025	4,524	66.5%	15.1x	12.3x	8.0x	6.7x	0.7x	14.0%	17.4%	21.9%	6.1%	NC
Synnex Technology International Corp.	3,563	4,052	73.7%	14.2x	11.9x	16.6x	13.5x	0.7x	19.5%	25.4%	20.4%	2.1%	2.6x
Shenzhen Aisidi Co. Ltd.	3,121	2,823	13.2%	21.4x	18.6x	14.8x	12.5x	1.1x	18.3%	21.8%	18.8%	7.6%	NC
Telling Telecommunication Holding Co. Ltd.	1,980	2,344	51.2%	26.5x	21.3x	17.8x	14.4x	0.9x	18.8%	29.1%	31.0%	3.3%	2.5x
Huiyin Household Appliances (Holdings) Co. Ltd	223	170	56.7%	9.5x	7.8x	4.6x	3.7x	0.5x	29.5%	25.8%	20.3%	9.6%	NC
Mean			52.0%	17.6x	14.8x	12.3x	10.4x	0.8x	19.4%	22.6%	21.7%	6.1%	2.5x
Median			54.0%	16.9x	14.7x	13.5x	12.0x	0.8x	18.5%	23.6%	20.3%	6.9%	2.5x
International Electrical Retailers													
Best Buy Co. Inc.	12,185	13,748	81.3%	8.5x	7.9x	4.0x	3.7x	1.1x	3.7%	6.5%	8.0%	6.6%	0.3x
Carphone Warehouse Group PLC	2,756	1,690	53.4%	20.3x	15.7x	NM	NM	0.7x	NM	NM	30.2%	NM	NC
JB Hi-Fi Ltd.	1,996	2,014	87.9%	12.9x	11.3x	7.9x	7.0x	0.8x	13.4%	14.5%	15.6%	7.5%	0.1x
RadioShack Corp.	1,801	1,758	92.0%	7.5x	6.3x	3.8x	3.4x	0.5x	5.4%	10.6%	14.4%	9.7%	NC
Dixons Retail PLC	1,017	1,269	93.9%	6.9x	5.3x	2.4x	2.1x	0.2x	2.8%	12.4%	30.9%	3.7%	0.4x
Kesa Electricals PLC	1,111	945	95.1%	10.4x	8.7x	2.7x	2.5x	0.5x	2.8%	8.8%	21.2%	4.3%	NC
Brightpoint Inc.	842	890	97.6%	12.3x	9.9x	7.6x	6.6x	0.3x	12.7%	15.3%	35.5%	2.7%	0.5x
Mean			85.9%	11.2x	9.3x	4.7x	4.2x	0.6x	6.8%	11.4%	22.3%	5.7%	0.3x
Median			92.0%	10.4x	8.7x	3.9x	3.5x	0.5x	4.5%	11.5%	21.2%	5.4%	0.4x

Source: Factset, analyst research, company filings.
Note: Financials calenderised to March year end. Share price as of March 10th, 2011.

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Precedent Transactions

Date Announced	Acquiror	Target	Target Country	Stake Acquired	Implied Enterprise Value (US$ m)	Enterprise Value / Sales	Enterprise Value / EBITDA
China Retail							
Oct-09	Lotte Shopping	Times Limited	China	100.0%	643	1.1x	16.3x
Aug-09	TPG / Hony Capital	Wumart	China	8.0%	1,827	1.4x	13.6x
Jun-09	Bain Capital	GOME Electrical Appliances	China	10.9%(1)	2,247	0.3x	6.8x
May-09	TPG	Daphne	China	14.5%(2)	931	1.4x	9.0x
Jan-09	Pou Sheng International	Farsighted International	China	70.0%	155	NA	4.7x
Aug-08	GOME	Yongle (China) Electronics Retail	China	10.0%	1,187	0.6x	NA
Apr-08	Belle International	Mirabell International	China	100.0%	181	1.5x	14.7x
Jan-08	Lotte Shopping	Makro China	China	51.0%	174	1.5x	NA
Dec-07	GOME	Dazhong Electrical Appliance	China	100.0%	488	0.6x	NA
May-07	Chia Tai Enterprises	Shanghai Lotus	China	100.0%	367	0.6x	NA
Jul-06	GOME	China Paradise Electronics Retail	China	100.0%	529	0.3x	10.2x
May-06	Best Buy	Jiangsu Five Star Appliance	China	75.0%	302	0.4x	NA
		Min			**$ 155**	**0.3x**	**4.7x**
		Mean			**753**	**0.9**	**10.8**
		Median			**508**	**0.6**	**10.2**
		Max			**2,247**	**1.5**	**16.3**
Global Electronics Retail							
Jan-10	Foreign Investors	Himart Co	Korea	20.8%	1,877	0.8x	11.0x
May-08	Best Buy	Carphone Warehouse Group (Retail)	UK	50.0%	4,253	0.7x	7.7x
Jan-08	Eugene Corporation	Himart Co	Korea	100.0%	2,201	0.9x	12.2x
		Min			**$ 1,877**	**0.7x**	**7.7x**
		Mean			**2,777**	**0.8**	**10.3**
		Median			**2,201**	**0.8**	**11.0**
		Max			**4,253**	**0.9**	**12.2**

Key Notes

Enterprise Value in US$ million; Exchange rate at announcement date used where necessary; Multiples based on LTM or latest fiscal year, unless otherwise specified.

(1) Assumes full conversion of convertible bonds issued to Bain Capital at transaction closing date.

(2) Assumes full conversion of convertible bonds and warrants issued to TPG at transaction closing date.

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Key Considerations for an IFA

We have outlined below the key considerations for an IFA in delivering its opinion to an independent committee.

Key Considerations for an IFA

- The independent committee will be required to appoint an Independent Financial Advisor ("IFA") to advise whether the proposal is recommendable
- Typically, an IFA may consider in its recommendation the following parameters
  - Terms and structure of the transaction
  - Reasons for the transaction
  - Historical financial analysis
  - Expected future performance of the Company
  - Plans of the acquiror post acquisition
  - Historical and recent stock price performance compared to the offer price and performance against comparable companies
  - Liquidity of the stock
  - Trailing comparable company multiples
  - Precedent transactions
  - Discounted cash flow and related sensitivity analysis
  - Leveraged buyout analysis
  - Historical premia paid

Key Documents to be Reviewed by an IFA

- Public filings and financial statements and other public information on the Company
- Management financial projections for the next 5 years
- Internal financial statements and other historical and forward-looking financial information on the Company
- Internal board and management papers discussing historical and forward-looking financial performance
- Discussions with certain members of the management team to discuss past and current operations and future prospects
- Reported prices and trading activity of the shares
- Agreements and relevant documentation in relation to the contemplated transaction
- Financing arrangements

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3. Cayman "Take Private" Process

Overview of Cayman Take Private Process

Given the Company is incorporated in the Cayman Islands, the mechanics of a take-private transaction will differ from those typically associated with a U.S. going-private transaction.

- There are three methods available for "taking private" an entity incorporated in the Cayman Islands.
- Scheme and tender offer processes have been used to effect going private transactions in the past while the merger mechanism has only recently been adopted:
  i. Scheme of Arrangement (transaction negotiated with independent committee and approved by the shareholders and courts)
  ii. Tender Offer (offer taken directly to the shareholders), followed by a statutory squeeze-out
  iii. Merger (newly introduced in 2009, involves negotiation with independent committee and requires approval by the shareholders)
- In order to gain access to due diligence, the acquiror will negotiate directly with the board (and or its independent committee as required)
  - Board will likely require a concrete proposal before providing access to due diligence
  - Board will be required to perform its fiduciary duties on behalf of the shareholders (although specific duties are less prescribed than in the U.S.)
  - Likely requires formation of a committee of independent directors to evaluate the proposal and any strategic alternatives
    - Any directors who join, or who are affiliated with, the acquiror's consortium will need to recuse themselves from the board's decision-making process
- The interests of minority shareholders must be taken into account
  - Going-private transactions can result in litigation; care must be taken to ensure a fair process
  - In the Cayman Islands, a court will evaluate the proposed transaction up-front for fairness (in case of scheme)
  - There is a forum for dissenting minority shareholders to express their views prior to closing and to seek appraisal rights (in case of offer and merger)
  - The Tongjitang transaction will be used by regulators as well as shareholders as a precedent against which to benchmark the independent committee's actions and performance
- As the target is a U.S. listed foreign private issuer, SEC disclosure requirements will still apply
  - 5% or more shareholders (i.e. insiders), who are part of acquiror's consortium, are required to disclose promptly updated schedule 13D filing upon making formal proposal to the board and also upon the formation of a group
  - Rule 13e-3 requires detailed disclosure in transactions where the interests of management or other controlling persons may differ from those of public shareholders
  - The board will have to disclose the role of the independent committee (if any), the factors considered by the committee, any competing offers, and any reports prepared by outside experts (such as fairness opinions, valuations, etc.)

Transaction Process Alternatives

Under Cayman Law, there are three alternatives to effect a "take private" transaction. Scheme has historically been the preferred method since it involves a court process giving the offeror certainty to obtain 100% whilst also potentially reducing the immediate financial outlay required by the offeror

	Scheme of Arrangement	Tender Offer	Merger
Description	• Court-supervised process whereby transaction is negotiated with independent committee and results in the acquisition of "all or none" of the target's outstanding shares	• Offer, which is taken directly to shareholders, to acquire all of the target's shares	• The legal combination of two corporations whereby transaction is negotiated with independent committee and results in the acquisition of "all or none" of the shares
Required Approvals	• A majority in number, representing at least 75% in value, of "disinterested" shareholders in attendance or voting by proxy – Key consideration to the "majority in number" which requires a majority of votes cast, irrespective of ownership level, to be in favour of the proposed transaction – The offeror and its "concert parties" as a separate class • Grand Court of the Cayman Islands	• 90% of share class (value) must be tendered to enact compulsory squeeze-out of minority – Shares beneficially owned by a controlling shareholder or insider and shares subject to support agreements count towards 90% threshold, but shares held by the offeror do not count	• A majority in number of shareholders, representing at least 75% in value of the shareholders voting together as one class – Like scheme, "majority in number" requires a majority of votes, irrespective of ownership level, to be in favour of the proposed transaction – Offeror and its associates (i.e. interested shareholders) can vote along with disinterested shareholders
Time to Complete [1]	• 4 – 5 months	• 5 – 7 months	• 4 – 5 months (but shorter than scheme of arrangement as there is no court process involved)
Benefits	• Relatively quick process • Transaction approved by independent committee and sanctioned by court • Reduced risk of interlopers • Offeror only required to finance cost of acquiring "disinterested"	• No requirement for approval by majority of shareholders in number • Can take the deal directly to shareholders, avoiding negotiation with the board / independent committee • May be able to execute support agreements in advance of tender to ensure success	• Increased certainty to effect the transaction as interested parties can vote along with other disinterested shareholders • Quick process • Transaction approved by independent committee • Reduced risk of interlopers
Considerations	• Requires negotiation of transaction terms / valuation with independent committee • Will effectively require "majority of the minority" (by majority of number of individual votes and 75% by value) to support the deal as offeror and "concert parties" vote as a separate class • Element of uncertainty as it involves court	• Longer process to squeeze out minority • Uncertainty of reaching squeeze-out threshold, though tender may be conditional upon obtaining 90% • Squeeze-out of vocal minority is substantially untested in Cayman case law • If done unilaterally, no access to due diligence • Initially financial outlay may be greater	• Newly introduced in 2009 and no precedents of going private (the first case – take private of Tongjitang is under way currently) • Requires negotiation of transaction terms / valuation with independent committee • Uncertainty as to whether requirement applies to shares voted or all shares outstanding. Classification in law expected as early as mid-April 2011

(1) Excludes time for preliminary action (e.g., diligence, negotiation) and non-Cayman approvals, as applicable.

Illustrative Transaction Process Timetables

Scheme of Arrangement

1. Discussions with Potential Investor (2 Weeks)
2. Approach Company with Prelim. Offer; Request Due Diligence
3. Company Allows Consortium to Conduct Due Diligence (4 Weeks)
4. Negotiate Definitive Agreements with Committee (3 week)
5. Board Meeting / Execute Implementation Agreement
6. Give Notice to Cayman Grand Court
7. **Prepare Documentation During 28-day Notice Period (4 Weeks)**
8. Court Hearing to Approve Scheme
9. **Publish Notice and Prepare for S/H Meeting (2 Weeks)**
10. S/H Meeting and Vote
11. **Prepare Final Documentation (2 Weeks)**
12. Confirmatory Court Hearing

Independent Committee Formed to Consider Offer and Negotiate with Consortium

9 Weeks to Launch

18+ Weeks to Close

Tender Offer

1. Discussions with Potential Investor (2 Weeks)
2. Elect to Bypass Company/ Board → Conduct Desktop Due Diligence (1) (1-4 Weeks)
3. Approach Company with Prelim. Offer; Request Due Diligence → Conduct Due Diligence (3 Weeks) → Negotiate Final Proposal with Committee (1 week)
4. Prepare Tender Documentation (3 Weeks)
5. Launch Tender Offer
6. Tender Period Open; 4 Months to Meet 90% Squeeze-Out Threshold (Up to 16 Weeks)
7. **Squeeze-Out Waiting Period (2) (4 Weeks)**
8. Compulsory Squeeze-Out of Minority

Independent Committee Formed to Consider Offer and Negotiate with Consortium

Seek Support Agreements with Major Shareholders

8-9 Weeks to Launch

28+ Weeks to Close

Merger

1. Discussions with Potential Investor (2 Weeks)
2. Approach Company with Prelim. Offer; Request Due Diligence
3. Conduct Due Diligence (4 Weeks)
4. Negotiate Definitive Transaction Documents (3 Weeks)
5. Board Meetings/ Execute Merger Agreement
6. File Proxy Statement with SEC; file HSR Act notification (2 Weeks)
7. Receive SEC Comments and File Revised Proxy Statement; Definitive Proxy Statement Mailed to Shareholders (6 Weeks)
8. Shareholder Meeting and Vote; Merger Becomes Effective (2 Weeks)(3)

Independent Committee Formed to Consider Offer and Negotiate with Consortium

9 Weeks to Launch

18+ Weeks to Close

(1) No material non-public information may be disclosed if the consortium does not engage the company or independent committee.
(2) Dissenting minority shareholders have one month to make an application to court. Process may be extended if court considers dissenting shareholders' petition.
(3) Dissenting minority shareholders have 20 days to submit a notice of dissent. Process may be extended by a minimum of 20 days if dissenting shareholders submit a notice.

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Precedents: US Listed Chinese Companies Going Private

Target	Business	Offer	Special Committee	Buyer / Buyer Group	Buyer's Insider Ownership	Premium
Chemspec International Limited (11/11/2010)	• Listing: NYSE (ADR) • Incorporated: Cayman Islands	• $8.00 per ADS in cash	• A Special Committee has been formed to consider the proposal	• Chairman, Jianhua Yang and Primavera Capital Management	• Own 55.5% of Chemspec's shares	• 26.6% premium to prior day's close • Stock is currently trading at $7.55 (5.6% discount to offer)
Fushi Copperweld (11/03/2010)	• Listing: NASDAQ • Incorporated: Nevada	• $11.50 per share in cash	• A Special Committee has been formed to consider the proposal	• Chairman, Li Fu and Abax Global Capital	• Own 29.2% of Fushi's shares	• 26.4% to prior day's close • Stock is currently trading at $9.58 (16.7% discount to offer)
Harbin Electric (10/11/2010)	• Listing: NASDAQ • Incorporated: Nevada	• $24.00 per share in cash	• Announced formation of Speical Committee concurrently with announcement of going private proposal	• Chairman, Tianfu Yang [1]	• Own 31% of Harbin	• 20.2% to prior day's close • Stock is currently trading at $19.17 (20.1% discount to offer)
Qiao Xing Mobile Communications (9/8/2010)	• Listing: NYSE • Incorporated: British Virgin Islands	• $2.89 per share in cash and stock mix [3]	• The investment bank serving as the advisor to the Special Committee was unable to render a fairness opinion, forcing the Board to be unable to make a recommendation	• Parent company of Qiao Xing Mobile (Qiao Xing Universal Resources)	• Owns 61% of Qiao Xing Mobile	• 12.0% to prior day's close • Stock is currently trading at $4.96 (~15% discount to offer)
Tongjitang Chinese Medicines Company (04/08/2010)	• Listing: NYSE (ADR) • Incorporated: Cayman Islands	• $4.50 per ADS	• Formed Independent Committee less than a week after receiving initial proposal • Comprised of 3 Independent Directors • Hired independent financial advisor to advise Committee	• Buyer group including Chairman Xiachun Chang, Fosun Industrial, Hanmax Investment, and Tonsun International	• Group owns 81% of Tongjitang	• 19% to prior day's closing price • Stock is currently trading at $4.42 (1.8% discount to offer)
Average					51.5%	20.8% [2]

Note: Current price refers to closing price on 2/2/2011.
(1) Original buyer group included Baring Private Equity Asia. On November 23, 2010, it was announced that Baring may not provide financing for transaction, and Yang will seek alternative sources of funding.
(2) Average based on premium to prior day's close. The average of the discount to offer, based on current trading price, is 11.8%.
(3) Consideration made up of: 1.9 shares of buyer and $0.80 in cash per share of Qiao Xing Mobile. $2.89 is an approximation of the offer value per Schedule 13e-3.

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Duties of the Independent Committee

A "Independent Committee" is formed in instances where affiliates have interests that conflict with those of shareholders.

Duty of Care

- Deliberate
  - The Board has an obligation to be careful, thoughtful, deliberate, and active in its decision-making process
- Informed
  - Directors should be fully informed of all relevant factors/data, and evaluate all appropriate alternatives
- Outside Experts
  - The Board is expected to receive advice from outside experts: financial advisor and legal counsel
- Fairness Opinion
  - In an M&A context, care is typically confirmed with, among other things, the receipt of a fairness opinion

Fiduciary Duties

- To act in the best interests of shareholders
- To maximize value for shareholders

Business Judgment Rule—Protection

- The Business Judgment Rule provides that when a Board properly exercises its fiduciary duties and is careful and loyal to shareholders, then the decisions that it makes, as the most informed body on the affairs of the Company, shall not be upset or overturned by a court of law responding to the actions of others including shareholder litigation

Challenge from Shareholders → **Approval** ← Market Criticism

Duty of Loyalty

- Interests of Shareholders
  - Directors are expected to be loyal to the best interests of shareholders, particularly non-affiliated shareholders
- Company's Objectives
  - Directors can determine in their judgment which transaction is best in achieving the Company's objectives

Duties of the Independent Committee (Cont'd)

Function of Committee	• Protect the interest of public shareholders; to provide objectivity to a transaction which would otherwise be subject to conflicts due to existing ownership relationships between offeror and offeree
Disclosure	• 13e-3 requires detailed disclosure of process, considerations and negotiations
Determination of Fairness	• Price – Value of consideration relative to value of Company • Process – Board's charter to the Independent Committee including breadth of mandate – Selection of advisors – Compensation for Independent Committee members – Tactics ▪ Offeror's willingness to consider sale of its existing position ▪ Conditions for approval of transaction • Approval by shareholders as required by Cayman law • Independent Committee approval

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Role of the Independent Committee

The Independent Committee is empowered to control the process and potentially execute a transaction.

Fiduciary Duty to Non-Affiliated Shareholders	• Aggressively seek to promote and protect the interests of non-affiliated shareholders • Evaluate proposal and its merits • Evaluate alternatives, including sale or status quo (1) • Make informed decisions with assistance of independent advisors • Negotiate terms and conditions in arms-length process • Determine fairness of any offer from a financial point of view and accept or reject any offer
Deliberate, Proactive Role in Well Documented Process	• In a conflict transaction, the Independent Committee alone speaks and must act for the Company • The task of a Independent Committee and its financial advisor is more than rendering a "yes" or "no" decision on fairness • The Independent Committee takes a proactive role in deciding whether and on what terms a transaction takes place • The role of the financial advisor is to help each member of the Independent Committee reach a view on whether the proposed transaction is in the best interests of non-affiliated shareholders • The Independent Committee should pursue a careful and deliberate process, creating an appropriate record of the precise steps followed by the Independent Committee in properly exercising its duties • Must be able to support its conclusion that the recommended transaction is fair and in the best interests of shareholders

(1) The Independent Committee derives its authority from the Board resolution establishing it.

citi

Appendix

Strong Underlying Sector Fundamentals

The mobile phone market in China is expected to continue strong growth in the medium term, driven by low penetration rates and 3G adoption.

Key Industry Growth Drivers

- Economic growth and rising disposable income
  - Private consumption as % GDP rising from 36% in 2010 to 49% by 2020
- Low mobile phone penetration rates currently
  - Only estimated 62% in 2010 rising to an estimated 136% by 2015
- Technological improvements driving replacement demand
  - 20% of subscribers replace phones annually
  - 3G mobile handsets key driver – 74% of annual handset sales by 2015 compared to 17% today
  - Sophistication of urban consumers – demand for smartphones / new applications
- Increasing rural demand supporting 2G in the short term
  - 12th Five year plan likely to be a key factor
- Expanding coverage by mobile network operators
  - E.g. China Mobile investing US$10bn to expand rural coverage between 2009 and 2012

Mobile Subscribers and Penetration Rates



Subscribers (m) ■ Penetration Rate (%)
CAGR = 17.1%
619
46%
726
54%
850
62%
994
72%
1,166
84%
1,369
98%
1,612
114%
1,869
136%
2008
2009
2010E
2011F
2012F
2013F
2014F
2015F

Source: BMI

Domestic Handset Sales (US$bn)



CAGR = 8.6%
26.8
27.3
32.6
39.7
40.9
42.4
45.4
47.6
2008
2009
2010E
2011F
2012F
2013F
2014F
2015F

citi

Specialist Stores Expected to Consolidate

Specialist retailers are the key format of growth within mobile phone retail.

- Retail market today highly fragmented today in terms of store numbers
  - Estimated 130,000 stores in China
- 80% of stores are independent local stores or operator owned
  - Independents are small scale with limited funding for expansion
  - Operator owned stores have limited product exposure and more operator service focused
- Chain specialty retailers have been gaining market share
  - 45% share in 4Q09 compared to 39% in 4Q07
  - High degrees of flexibility in relation to store size and location
    - Benefit penetration into lower tier cities and rural areas compared to GOME and Suning
- 3G take-off expected to accelerate consolidation and benefitting specialty retailers
  - Telecom carriers teaming up with chains to boost 3G sales

2009 Market Share by Distribution Channel



Other
3%
Telecom
Indepdents
27%
Chain Specialty
Retailer
45%
General
Electrical
Retailer
12%
Operator
Owned
13%

Quarterly Market Share (4Q07 – 4Q09)



39.2%
41.7%
41.7%
42.8%
40.7%
39.3%
41.9%
44.2%
45.0%
4Q07
1Q08
2Q08
3Q08
4Q08
1Q09
2Q09
3Q09
4Q09

Source: Sino

Trading Comparables: China Retail

USD millions	Market Cap.	Firm Value	% Free Float	Price / Earnings Mar-12	Price / Earnings Mar-13	EV / EBITDA Mar-12	EV / EBITDA Mar-13	P / E / G Mar-12	2011 - 2013 CAGR Sales	2011 - 2013 CAGR EBITDA	2011 - 2013 CAGR EPS	2011 EBITDA Margin	Net Debt / 2011 EBITDA
Sportswear													
Anta Sports Products Ltd.	4,291	3,658	30.7%	13.0x	11.3x	8.8x	7.6x	0.9x	17.3%	17.9%	15.3%	24.3%	NC
China Dongxiang Group Co. Ltd.	2,270	1,428	47.0%	8.8x	8.1x	4.3x	3.9x	1.2x	10.7%	10.9%	7.2%	41.2%	NC
Li Ning Co. Ltd.	2,250	2,097	63.1%	13.6x	10.9x	8.0x	6.6x	1.2x	12.1%	11.0%	11.6%	16.6%	NC
361 Degrees International Ltd.	1,455	1,082	31.0%	8.6x	7.8x	5.3x	4.6x	0.7x	19.4%	15.3%	12.2%	21.3%	NC
Peak Sport Products Co. Ltd.	1,341	1,021	31.0%	7.7x	7.3x	4.6x	4.3x	0.8x	12.5%	11.7%	10.2%	23.2%	NC
Pou Sheng International Holdings Ltd.	711	615	39.3%	12.1x	9.6x	6.1x	5.4x	0.4x	12.5%	21.1%	34.1%	8.2%	0.9x
Mean			40.4%	10.6x	9.2x	6.2x	5.4x	0.8x	14.1%	14.7%	15.1%	22.5%	0.9x
Median			35.2%	10.5x	8.9x	5.7x	5.0x	0.8x	12.5%	13.5%	11.9%	22.3%	0.9x
Apparel and Footwear													
Belle International Holdings Ltd.	15,422	14,479	51.4%	22.9x	19.1x	15.7x	13.0x	1.1x	19.7%	23.7%	21.6%	19.4%	NC
China Lilang Ltd.	1,680	1,541	32.0%	19.0x	15.3x	14.7x	11.1x	0.7x	27.0%	32.7%	26.5%	24.3%	NC
Trinity Ltd.	1,649	1,635	54.5%	25.6x	20.1x	18.1x	14.4x	0.8x	21.2%	30.9%	30.9%	26.5%	0.2x
Ports Design Ltd.	1,435	1,317	61.5%	15.2x	12.6x	10.8x	9.0x	0.7x	18.9%	21.4%	20.9%	38.1%	NC
Daphne International Holdings Ltd.	1,380	1,436	53.0%	13.0x	10.9x	8.0x	6.7x	0.5x	16.4%	21.0%	26.4%	17.1%	NC
Giordano International Ltd.	817	680	53.0%	11.5x	10.7x	6.4x	6.0x	1.2x	9.7%	7.4%	9.5%	15.8%	NC
Mean			50.9%	17.9x	14.8x	12.3x	10.0x	0.8x	18.8%	22.8%	22.6%	23.5%	0.2x
Median			53.0%	17.1x	14.0x	12.7x	10.0x	0.8x	19.3%	22.5%	24.0%	21.9%	0.2x
China Department Stores													
Golden Eagle Retail Group Ltd.	4,710	4,546	31.9%	23.0x	18.1x	15.2x	11.7x	0.9x	30.2%	30.6%	26.8%	55.8%	NC
Parkson Retail Group Ltd.	4,049	4,058	48.5%	17.0x	14.2x	11.0x	9.5x	0.8x	21.1%	16.7%	21.5%	37.2%	NC
Intime Department Store (Group) Co. Ltd.	2,767	2,709	63.4%	22.5x	17.9x	14.3x	11.2x	0.9x	31.8%	30.7%	25.9%	36.4%	0.3x
Maoye International Holdings Ltd.	2,290	2,632	17.3%	16.7x	13.2x	8.4x	6.7x	0.7x	22.1%	25.4%	24.4%	47.3%	0.8x
New World Department Store China Ltd.	1,249	951	27.5%	15.5x	12.8x	7.0x	5.5x	1.2x	23.1%	20.2%	13.1%	35.4%	NC
PCD Stores Group Ltd.	1,188	1,049	60.4%	17.7x	13.5x	11.8x	8.8x	0.6x	34.4%	35.9%	30.6%	40.8%	NC
Mean			41.5%	18.7x	15.0x	11.3x	8.9x	0.8x	27.1%	26.6%	23.7%	42.1%	0.6x
Median			40.2%	17.4x	13.8x	11.4x	9.1x	0.8x	26.6%	28.0%	25.2%	39.0%	0.6x

Source: Factset, analyst research, company filings.
Note: Financials calenderised to March year end. Share price as of March 10th, 2011.

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